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                                                                     EXHIBIT 5.1



                                PLD TELEKOM INC.
                                680 FIFTH AVENUE
                                   24TH FLOOR
                            NEW YORK, NEW YORK 10019





April 3, 1998

PLD Telekom Inc.
680 Fifth Avenue
24th Floor
New York, New York 10019

Re:      PLD Telekom Inc.
         Registration Statement on Form S-3

Dear Sirs:

I am General Counsel of PLD Telekom Inc., a Delaware corporation (the "Company"), and have acted for the Company in connection with the preparation and filing with the Securities and Exchange Commission of Amendment No. 1 to Registration Statement on Form F-10 on Form S-3 (File No. 333-5396) (as amended, the "Registration Statement") of the Company and the subsidiary guarantors, for registration under the Securities Act of 1933, as amended, for resale by the holders thereof, of (i) an aggregate principal amount of $26,500,000 of the Company's 9% Convertible Subordinated Notes due 2006 (the "Convertible Notes") and (ii) an aggregate of 3,840,645 shares of the common stock, par value $.01 per share, of the Company issuable from time to time upon conversion of the Convertible Notes (the "Note Shares").

In this connection, I have reviewed (a) the Registration Statement; (b) the Company's Certificate of Incorporation and Bylaws; (c) the Indenture relating to the Convertible Notes (the "Indenture"); and (d) certain records of the Company's corporate proceedings as reflected in its minute books. In my examination, I have assumed the genuineness of all signatures, the authenticity of all documents submitted to me as originals and the conformity with the original of all documents submitted to me as copies thereof.

Based on the foregoing, and subject to the qualifications stated herein, I am of the opinion that:
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1. The Convertible Notes constitute the legal, valid and binding obligations of the Company, enforceable against it in accordance with their terms, subject to applicable bankruptcy, insolvency, reorganization and similar laws affecting creditors' rights and remedies generally, and general equitable principles.

2. The Note Shares, when, and to the extent, they are issued as described in the Registration Statement and pursuant to the terms of the Indenture, will be legally issued, fully paid and non-assessable.

My opinion set forth above is limited to the laws of the State of New York and the General Corporation Law of the State of Delaware.

I consent to the use of this opinion as an exhibit to the Registration Statement and to the reference to me in the Registration Statement and the Prospectus constituting a part hereof under the caption "Legal Matters."

Very truly yours,


/s/ E. Clive Anderson